Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of 180 Life Sciences Corp. (the ‘Company’) on Form S-3 (File No. 333-265416), Post-Effective Amendment No.2 to Registration Statement on Form S-1 on Form S-3 (File No. 333-259209), and Form S-8 (File Nos. 333-274276, 333-259918 and 333-266716) of our report dated March 22, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of 180 Life Sciences Corp. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

San Francisco, California

March 22, 2024